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                                                                   EXHIBIT 99.3

                             COINMACH CORPORATION

                               OFFER TO EXCHANGE

                           UP TO $296,655,000 OF ITS
              11 3/4% SERIES D SENIOR NOTES DUE 2005 FOR ANY AND
               ALL OF ITS SERIES B 11 3/4% SENIOR NOTES DUE 2005
                AND ITS 11 3/4% SERIES C SENIOR NOTES DUE 2005


  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY
                                   30, 1998.


                                                              December 19, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  Coinmach Corporation, a Delaware corporation (the "Company"), is offering upon the terms and conditions set forth in the Prospectus, dated December 19, 1997 (as the same may be amended from time to time, the "Prospectus"), and in the related Letter of Transmittal enclosed herewith, to exchange (the "Exchange Offer") its 11 3/4% Series D Senior Notes due 2005 (the "Exchange Notes") for an equal principal amount of its Series B 11 3/4% Senior Notes due 2005 (the "Series B Notes") and its 11 3/4% Series C Senior Notes due 2005 (the "Private Notes"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Series B Notes except that the Exchange Notes will have a maximum aggregate principal amount of $296,655,000 and the terms of the Exchange Notes are identical in all material respects to the Private Notes, except that the Exchange Notes will have a maximum aggregate principal amount of $296,655,000, will not contain certain transfer restrictions relating to the Private Notes and will not contain certain provisions relating to an increase in the interest rate which were included in the Private Notes under certain circumstances relating to, among other things, the timing of the Exchange Offer. Series B Notes and Private Notes may only be tendered in integral multiples of $1,000.

  THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER--CONDITIONS" IN THE PROSPECTUS.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Prospectus, dated December 19, 1997.

    2. A BLUE Letter of Transmittal to exchange Series B Notes and/or Private Notes for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange Series B Notes and/or Private Notes.

    3. A YELLOW form of letter which may be sent to your clients for whose accounts you hold Series B Notes and/or Private Notes registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.

    4. A PINK Notice of Guaranteed Delivery.

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    6. A return envelope addressed to State Street Bank and Trust Company, the Exchange Agent.
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  YOUR PROMPT ATTENTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 30, 1998, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD SERIES B NOTES AND/OR PRIVATE NOTES REGISTERED IN YOUR NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

  In most cases, exchanges of Series B Notes or Private Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Series B Notes or Private Notes, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

  If holders of Series B Notes and/or Private Notes wish to tender, but it is impracticable for them to forward their certificates for Series B Notes and/or Private Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be offered by following the guaranteed delivery procedure described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

  The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Series B Notes and/or Private Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

  The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of Series B Notes and/or Private Notes pursuant to the Exchange Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Series B Notes and/or Private Notes to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

                                          Very truly yours,

                                          Coinmach Corporation

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON TO BE DEEMED TO BE THE AGENT OF THE COMPANY, OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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